Exhibit 99.1




FOR IMMEDIATE RELEASE



Coltec Responds to Crane's Latest Lawsuit


CHARLOTTE, N.C., FRIDAY, MARCH 26, 1999 - In response to the latest lawsuit by the Crane Company to block its merger with BGGoodrich, Robert J. Tubbs, Coltec's executive vice president and general counsel, said, "This suit is nothing more than another baseless attempt by the Crane Company to interfere with the Coltec-BFGoodrich merger. Like Crane's previous suit, which was dismissed from the bench both initially and on appeal, this one is completely without merit." The suit, which was filed today in Federal District Court for the Northern District of Indiana in South Bend, alleges potential violations of the antitrust laws arising from the proposed merger. Crane seeks to join the suit previously filed by AlliedSignal in the same court.

Tubbs added, "The Crane Company has done everything imaginable to delay a merger that has been approved by the boards of both companies, passed the antitrust review of the Department of Defense, and has cleared the requirements of the Securities and Exchange Commission. Crane's suit, like AlliedSignal's, alleges that, as competitors, they will be harmed by competition in the market. The antitrust laws are designed to promote competition, not protect competitors. This latest suit and the one filed recently by the attorney general for the state of Indiana are last ditch efforts to misuse the judicial system to prevent the merger so as to support the narrow commercial interest of two competitors."

Tubbs also stated that, "The Coltec-BFGoodrich merger is in the best interests of the stakeholders of both companies including customers which are supportive of the merger. The merger is also in the best interests of the aerospace industry, as it will reduce costs in an increasingly competitive industry."

Coltec Industries is a leading producer of aerospace and industrial products and is headquartered in Charlotte, N.C.

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